NEWS RELEASE

Investor/Media Contact:
William E. Redmond, Jr., 973-515-1821
Email: IR@gentek-global.com

GenTek Inc. Announces Fourth Quarter and Full Year 2007 Results; Posts Revenue Growth of 2.5%
and improvement in Operating Profit of 20.5%

PARSIPPANY, N.J., March 17, 2008 – GenTek Inc. (NASDAQ: GETI) announced today results for the fourth quarter and full year ended December 31, 2007.

For the fourth quarter of 2007, GenTek had revenues totaling $142.5 million and operating profit of $14.5 million, after a $0.4 million restructuring and impairment charge. This compares to revenues of $147.7 million and operating profit of $8.6 million in the prior-year period, after restructuring and impairment charges of $1.4 million. The improvement in year-over-year operating profit is due to strong performance across all product lines within the performance chemicals segment. The favorable results in the performance chemicals segment were partly offset by continued soft performance in the Company’s valve actuation systems segment. The Company recorded income from continuing operations of $20.4 million, or $ 1.78 income per diluted share, compared to income from continuing operations of $2.5 million, or $0.22 income per diluted share, in the fourth quarter of 2006.

For the year ended December 31, 2007, GenTek had revenues totaling $608.2 million and operating profit of $62.1 million, after restructuring and impairment charges and pension and postretirement liability curtailment gains of $1.7 million. This compares to revenues of $593.3 million and operating profit of $51.6 million after restructuring and impairment charges and pension curtailment gains of $2.4 million in 2006. The Company had income from continuing operations of $38.1 million, or $3.29 income per diluted share in 2007, compared to income from continuing operations of $14.1 million, or $1.29 income per diluted share, in the comparable prior-year period.

The increase in revenues in 2007 is attributable to higher prices, strong volumes and the impact of the acquisitions in the performance chemicals segment as well as the full year impact of the acquisition of Precision Engine Products in the valve actuation systems segment partly offset by lower sales into the wire and cable market. Year over year operating profit improvement (before restructuring, impairment, and pension curtailment and settlement gains and losses) has been driven primarily by improvements in performance chemicals.

The Company had $16.1 million of cash and $240.1 million of debt outstanding as of December 31, 2007. Over the course of 2007 the Company has reduced total debt outstanding by $105.2 million. In addition to debt reduction, the Company has implemented a 10b5-1 share repurchase program. From the initiation of the program in August 2007 thru March 14, 2008 the Company has purchased 434,853 shares at a total cost of $12.3 million.

For the fourth quarter of 2007, adjusted EBITDA was $20.3 million compared with $19.4 million in the fourth quarter of 2006. This 5% improvement in adjusted EBITDA was primarily the result of the continued favorable results in the performance chemicals segment.

For the full year of 2007, adjusted EBITDA was $85.7 million compared with $86.5 million for the full year of 2006. This 1% decrease in adjusted EBITDA was driven by reduced volumes and higher costs in the valve actuation systems segment partly offset by favorable results in the performance chemicals segment.

“We are pleased with both our operating results and strategic development in 2007. New strategic wins in the automotive sector, strategic acquisitions in our chemical businesses and strengthening of the balance sheet through delevering and share repurchases have positioned the company well to expand growth in shareholder value in 2008 and beyond” said William E. Redmond Jr., GenTek’s President and CEO.

Adjusted EBITDA

The company has presented adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) as a measure of operating results. Adjusted EBITDA reflects removing the impact of any restructuring, impairment, income from discontinued operations and certain one-time items. Adjusted EBITDA is a non-GAAP (Generally Accepted Accounting Principles) measure, and, as such, a reconciliation of adjusted EBITDA to net income is provided in the attached Schedule 2. GenTek has presented adjusted EBITDA as a supplemental financial measure as a means to evaluate performance of the company’s business. GenTek believes that, when viewed with GAAP results and the accompanying reconciliation, it provides a more complete understanding of factors and trends affecting the company’s business than the GAAP results alone. In addition, the company understands that adjusted EBITDA is also a measure commonly used to value businesses by its investors and lenders”

About GenTek Inc.
GenTek provides specialty inorganic chemical products and valve actuation systems and components for automotive and heavy duty/commercial engines. GenTek operates over 50 manufacturing facilities and technical centers and has approximately 1,500 employees.

GenTek’s 2,000-plus customers include many of the world’s leading manufacturers of cars and trucks, and heavy equipment, in addition to global energy companies and water treatment facilities. Additional information about the Company is available at www.gentek-global.com.

Forward-looking statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements, other than statements of historical facts, included herein may constitute forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, there can be no assurances that these assumptions and expectations will prove to have been correct. Important factors that could cause actual results to differ from these expectations include, among others, our outstanding indebtedness and leverage; the impact of the restrictions imposed by our indebtedness; our ability to fund and execute our business plan; potential adverse developments with respect to our liquidity or results of operations; the high degree of competition in certain of our businesses, and the potential for new competitors to enter into those businesses; continued or increased price pressure in our markets; customers and suppliers seeking contractual and credit terms less favorable to us; our ability to maintain customers and suppliers that are important to our operations; our ability to attract and retain new customers; the impact of possible substantial future cash funding requirements for our pension plans, including if investment returns on pension assets are lower than assumed; the impact of any possible failure to achieve targeted cost reductions; increases in the cost of raw materials, including energy and other inputs used to make our products; future modifications to existing laws and regulations affecting the environment, health and safety; discovery of unknown contingent liabilities, including environmental contamination at our facilities; suppliers’ delays or inability to deliver key raw materials; breakdowns or closures of our or certain of our customers’ plants or facilities; inability to obtain sufficient insurance coverage or the terms thereof; domestic and international economic conditions, fluctuations in interest rates and in foreign currency exchange rates; the cyclical nature of certain of our businesses and markets; the potential that actual results may differ from the estimates and assumptions used by management in the preparation of the consolidated financial statements; future technological advances which may affect our existing product lines; the potential exercise of our Tranche B and Tranche C warrants and other events could have a substantial dilutive effect on our common stock; and other risks detailed from time to time in our SEC reports. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur.

			Schedule 1
	GenTek Inc.
Consolidated Statement of Operations
(In Millions except per share amounts)(1)
	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2007	2006	2007	2006
Revenues	$142.5	$147.7	$608.2	$593.3
Cost of sales	114.5	125.2	502.6	488.6
Selling, general and administrative expense	13.1	12.0	51.8	50.2
Disposition of long term assets	—	0.6	(10.0)	0.5
Restructuring and impairment charges	0.4	1.4	5.0	3.0
Pension curtailment and settlement (gains)/losses	—	—	(3.3)	(0.6)

Operating profit	14.5	8.6	62.1	51.6
Interest expense, net	4.7	6.1	22.0	28.5
Other (income)/expense, net	(0.7)	0.1	(0.9)	0.3

Income from continuing operations before income taxes	10.5	2.4	40.9	22.7
Income tax provision	(9.9)	(0.1)	2.9	8.6

Income/(loss) from continuing operations	20.4	2.5	38.1	14.1
Income /(loss) from discontinued operations (net of tax benefit)	(1.6)	(15.1)	(8.3)	(16.2)

Net income/(loss)	$18.8	$(12.5)	$29.8	$(2.1)

Weighted average common shares	10.3	10.2	10.3	10.2
Weighted average common and equivalent shares	11.5	11.4	11.6	11.0
Income/(loss) per common share — basic:
Income/(loss) from continuing operations	$1.97	$0.25	$3.69	$1.39
Income/(loss) from discontinued operations	(0.16)	(1.48)	(0.81)	(1.60)

Net income/(loss)	$1.82	$(1.23)	$2.89	$(0.21)

Income/(loss) per common share — assuming dilution:
Income/(loss) from continuing operations	$1.78	$0.22	$3.29	$1.29
Income/(loss) from discontinued operations	(0.14)	(1.32)	(0.72)	(1.48)

Net income/(loss)	$1.64	$(1.10)	$2.57	$(0.19)

1) Totals may differ slightly from the sum of the respective line items due to rounding.

				Schedule 2
	GenTek Inc.
	Reconciliation of Net Income to Adjusted EBITDA
	(In Millions)
	(Unaudited)
	Three Months ended		Twelve Months ended
	Dec. 31,		Dec. 31,
	2007	2006	2007	2006
Net income (loss)	$18.8	$(12.5)	$29.8	$(2.1)
Restructuring and impairment charges	0.4	1.4	5.0	3.0
Pension curtailment and settlement (gains) losses	—	—	(3.3)	(0.6)
(Gains)/Losses on Disposition of long term assets	—	0.6	(10.0)	0.5
Recovery of expenses related to Richmond Lawsuit	(3.1)	—	(3.1)	—
Income tax	(9.9)	(0.1)	2.9	8.6
Net interest	4.7	6.1	22.0	28.5
Depreciation & amortization (1)	7.8	8.9	34.1	32.5
(Income)/loss from discontinued operations	1.6	15.1	8.3	16.2

Adjusted EBITDA	$20.3	$19.4	$85.7	$86.5

(1) Depreciation and amortization excludes amortization of financing costs which are included in interest expense.